Exhibit 3.1

THESTREET.COM, INC.
CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

          Pursuant to Section 151 of the Delaware General Company Law, TheStreet.com, Inc., a Delaware corporation (the “Company”), DOES HEREBY CERTIFY:

          That pursuant to the authority conferred upon the board of directors of the Company by the Company’s certificate of incorporation, the board of directors of the Company has duly adopted the following resolution creating a series of preferred stock designated as “Series B Preferred Stock,” and such resolution has not been modified and is in full force and effect on the date hereof:

          RESOLVED that a series of the Company’s authorized preferred stock, par value $0.01 per share, is hereby created and that the designation and number of shares thereof and the voting rights, powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

          Section 1. Designation and Number. The shares of such series shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”). The number of shares initially constituting the Series B Preferred Stock shall be 5,500, which number may be, subject to Section 5, increased or decreased by the Board of Directors; provided, however, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock. Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 9.

          Section. 2. Dividends.

                    (a) Whenever the Company shall pay a dividend or distribution on the Common Stock, each holder of a share of Series B Preferred Stock shall be entitled to receive, at the same time the dividend or distribution is paid on the Common Stock, out of the assets of the Company legally available therefor, a dividend or distribution equal to the amount that would have been paid in respect of the Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to the close of business on the record date for determining the holders entitled to receive such dividend or distribution on the Common Stock, or, if no such record is taken, the date on which the record holders of Common Stock entitled to such dividend or distribution is determined.

                    (b) The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends except as provided herein.

          Section 3. Liquidation, Dissolution or Winding-up.

                    (a) Upon the occurrence of a Liquidation Event, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution an amount equal to the Liquidation Preference as of the day of payment of the Liquidation Preference for each share of Series B Preferred Stock held by each such holder (it is understood and agreed that the consideration paid to the holders of the Series B Preferred Stock will be in the same form (i.e., cash, securities or other property) as the consideration received by the Company’s other stockholders in such Liquidation Event). If, upon the occurrence of a Liquidation Event, the assets of the Company shall be insufficient to make payment in full of the Liquidation Preference to all holders of the Series B Preferred Stock and all other now or hereafter authorized capital stock of the Company ranking on a parity with (upon liquidation, dissolution or winding up) the Series B Preferred Stock, then such assets shall be distributed among the holders of Series B Preferred Stock and the holders of such other capital stock of the Company ranking on a parity with (upon dissolution, liquidation or winding up) the Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                    (b) No distribution shall be made in respect of any shares of Series B Preferred Stock pursuant to Section 3(a) unless, at the time of such distribution, all amounts due in respect of any shares of any now or hereafter authorized capital stock of the Company ranking senior to (upon liquidation, dissolution or winding-up) the Series B Preferred Stock have been paid in full.

                    (c) Upon the occurrence of a Liquidation Event, no distribution shall be made in respect of any shares of Common Stock, Series A Preferred Stock or any other now or hereafter authorized capital stock of the Company ranking junior to (upon liquidation, dissolution or winding-up) the Series B Preferred Stock unless, at the time of such distribution, the holders of shares of Series B Preferred Stock shall have received the full Liquidation Preference with respect to each share.

                    (d) If, upon the occurrence of a Liquidation Event, payment shall have been made to the holders of the Series B Preferred Stock of the full preferential amount to which they are entitled pursuant to Section 3(a), then, the holders of the Series B Preferred Stock shall not thereafter be entitled to receive any amounts in respect of such Liquidation Event or otherwise.

                    (e) In any Liquidation Event, if the consideration received by the Company or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any such consideration shall be valued as follows:

          (i) if such consideration consists of securities traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the effective date of such Liquidation Event;

          (ii) if such consideration consists of securities that are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the effective date of such Liquidation Event;

(iii) if such consideration is not valued pursuant to the preceding clauses (i) or (ii), the value shall be the fair market value thereof, as determined in good faith by the Board of Directors; and

          (iv) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in Section 3(e)(i), (ii) or (iii) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                    (f) Notwithstanding any other provision of this Section 3, if any Acquisition or Asset Sale is approved by both (x) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (y) a vote sufficient under the Delaware General Corporation Law, the Company’s certificate of incorporation (as in effect at the time of such vote) and the Company’s bylaws (as in effect at the time of such vote), then such Acquisition or Asset Sale and the rights of the holders of Common Stock and Preferred Stock in connection with such Acquisition or Asset Sale will be governed by the documents to be entered into in connection with such Acquisition or Asset Sale.

                    Section 4. Conversion.

                    4.1 Conversion into Common Stock.

                    (a) Each share of Series B Preferred Stock shall be convertible, without the payment of additional consideration, into a number of shares of Common Stock determined by dividing the Liquidation Preference by the Conversion Price.

                    (b) From and after any conversion hereunder: (i) any shares of Series B Preferred Stock that shall have been so converted shall cease to be deemed to be outstanding or be transferrable on the books of the Company or the stock transfer agent, if any, for the Series B Preferred Stock; and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or distributions (except for any previously declared but unpaid dividends that such holder of Series B Preferred Stock was entitled to receive), to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares shall be retired and canceled and shall not be reissued, except in accordance with Section 6.

                    (c) Whenever this Section 4 requires one or more certificates representing shares of Series B Preferred Stock to be surrendered to the Company, such certificates shall be duly endorsed for transfer (or accompanied by duly endorsed blank stock powers) together with such guarantees and evidence of the authenticity and authority of the signatory as the Company may reasonably request; provided, however, that if such certificate(s) shall have been lost, stolen or destroyed, the holder of such shares shall instead deliver to the Company an affidavit and indemnity in form and substance reasonably acceptable to the Company and, if required by the Company, an indemnity bond in form and substance reasonably acceptable to the Company.

                    4.2 Adjustment to Conversion Price for Stock Splits, Etc. If at any time the number of outstanding shares of Common Stock shall increase by virtue of or in connection with any dividend on the Common Stock or any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification, then the Conversion Price shall be adjusted, concurrently with the effectiveness of such increase, to a Conversion Price that would entitle each holder of Series B Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), the Conversion Price in effect immediately prior to such combination or consolidation shall be adjusted, concurrently with the effectiveness of such decrease, to a Conversion Price that would entitle each holder of Series B Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such combination or consolidation.

                    4.3 Adjustment for Certain Transactions. If at any time or from time to time after the date the Series B Preferred Stock is originally issued the Company shall be a party to any Transaction (other than an increase or decrease in the number of outstanding shares of Common Stock by reason of which an adjustment to the Conversion Price is made under Section 4.2), then immediately following consummation of the Transaction, and without any action on the part of the holder of any share of Series B Preferred Stock, each holder’s Series B Preferred Stock shall upon conversion and in lieu of the Common Stock or other securities issuable upon conversion thereof immediately prior to such consummation, convert into the amount of securities, cash or other property to which such holder would actually have been entitled as a stockholder upon the consummation of the Transaction if such holder had converted those shares of Series B Preferred Stock immediately prior thereto, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of Series B Preferred Stock after such Transaction so that the provisions of this Section 4.3 shall be applicable after the Transaction and be as nearly equivalent as practicable. Notwithstanding the foregoing, if the Transaction is approved by both (x) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (y) a vote sufficient under the Delaware General Corporation Law, the Company’s certificate of incorporation (as in effect at the time of such vote) and the Company’s bylaws (as in effect at the time of such vote), then the rights of the holders of Series B Preferred Stock in connection with such Transaction will be governed by the documents to be entered into in connection with such Transaction.

                    4.4 Report or Certificate as to Adjustments. In each case of any adjustment or readjustment pursuant to Section 4.2 or 4.3, the Company at its expense will promptly prepare a certificate of its Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation. The Company will forthwith send a copy of each such report to each holder of Series B Preferred Stock, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated.

                    4.5 Optional Conversion.

                    (a) Any holder of shares of Series B Preferred Stock may, at any time, convert such stock, in whole or in part, by making written demand for such conversion (an “Optional Conversion Demand”) upon the Company at its principal executive offices setting forth therein: (i) the number of shares of Series B Preferred Stock to be converted; and (ii) the proposed date of such conversion, which shall be the Business Day after such Optional Conversion Demand is actually received by the Company (the “Optional Conversion Date”); provided, however, in the event such Optional Conversion Demand is actually received by the Company prior to 10 a.m. (New York time), the Optional Conversion Date shall be the date of such receipt. Such demand shall be accompanied by one or more certificates representing the shares to be converted. Thererafter, within three Business Days after the Optional Conversion Date, the Company shall issue and deliver to such holder one or more certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof.

                    (b) If a conversion is in connection with a bona fide public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or under similar laws of other jurisdictions (a “Public Offering”), the conversion shall be conditioned upon the closing of the sale of Common Stock pursuant to such Public Offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of Common Stock.

                    (c) Upon surrender of certificates of Series B Preferred Stock to be converted in part, the Company shall issue a balance certificate representing the number of full shares of Series B Preferred Stock not so converted.

                    4.6 Mandatory Conversion.

                    (a) Upon a Mandatory Conversion Event, all of the Series B Preferred Stock shall be automatically converted as of the Mandatory Conversion Date in respect of such conversion.

                    (b) Promptly following a conversion pursuant to this Section 4.6, the Company shall send each holder of Series B Preferred Stock a written notice thereof. Thereafter, as soon as practicable following the surrender of one or more certificates representing the Series B Preferred Stock that is so converted, the Company shall issue and deliver to such holder one or more certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof.

                    4.7 Fractional of Shares. No fractional shares of Common Stock shall be issued by the Company upon conversion of the Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock represented by a single certificate shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion (such amount shall be paid by the Company concurrently with the delivery of certificates representing the shares of Common Stock issued upon such conversion).

                    4.8 Successive Adjustments. The provision for adjustments in Sections 4.2 and 4.3 shall apply in each successive instance in which an adjustment is required thereby.

                    4.9. Reservation of Common Stock. The Company shall at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    4.10 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

                    4.11 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4.11 shall prohibit the Company from amending its certificate of incorporation with the requisite consent of its stockholders and the Board of Directors.

          Section 5. Voting Rights.

                    (a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Company, on all matters, voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to all such matters, each issued and outstanding share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series B Preferred Stock into Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

                    (b) For so long as 2,200 shares of Series B Preferred Stock remain outstanding, one member of the board of Directors shall be subject to election and removal by the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class (the “Series B Designee”). In the case of any vacancy in the office of a director elected by the holders of the Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, given either at an annual meeting of the Company’s stockholders or at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any such act shall become effective on the date fixed in the notice to the Company thereof, or upon the delivery thereof to the Company, whichever is later, without the need for any other corporate procedure or action. For avoidance of any doubt, the appointment of a director as aforesaid, the dismissal or replacement of any director so appointed, shall be by written notice given to the Company by the party or parties designating the director pursuant to the procedures set forth above.

                    (c) For so long as at least 1,650 shares of Series B Preferred Stock shall be outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall be necessary to take any of the following actions, however effected, whether by amendment, merger, consolidation or otherwise:

          (i) authorize, create or issue any class or classes of any now or hereafter authorized capital stock of the Company ranking senior to, or on a parity with (as to dividends or upon a Liquidation Event) the Series B Preferred Stock or any securities exercisable or exchangeable for, or convertible into, any now or hereafter authorized capital stock of the Company ranking senior to, or on a parity with (as to dividends or upon a Liquidation Event) the Series B Preferred Stock (including, without limitation, the issuance of any shares of Series B Preferred Stock (other than shares of Series B Preferred Stock issued as a stock dividend or in a stock split) after the date the Series B Preferred Stock is originally issued); provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock shall not be required for the authorization, creation or issuance of any Common Stock (or any hereafter authorized class of the Company’s common stock) or a class or series of any now or hereafter authorized capital stock of the Company that permits the holders thereof to participate in any dividends paid to the holders of the Common Stock on an as-converted basis;

(ii) any increase or (except pursuant to Section 6) decrease in the authorized number of shares of Series B Preferred Stock;

          (iii) any amendment, waiver, alteration or repeal of the Company’s certificate of incorporation or bylaws in a way that adversely affects the rights, preferences or privileges of the Series B Preferred Stock;

          (iv) the payment of any dividends (other than dividends paid in the capital stock of the Company or any of its subsidiaries) in excess of $0.10 per share per annum (such amount per share shall be appropriately adjusted for any transaction referred to in Section 4.2 or 4.3) on the Common Stock unless after the payment of such dividends the Company will have Unrestricted Cash (net of all indebtedness for borrowed money, purchase money obligations, promissory notes or bonds) in an amount equal to at least two times the product obtained by multiplying the number of shares of Series B Preferred Stock outstanding at the time such dividend is paid by the Liquidation Preference; and

          (v) the purchase or redemption of: (A) any Common Stock (except for the purchase or redemption from employee, directors and consultants pursuant to agreements providing the Company with repurchase rights upon termination of their service with the Company) unless after such purchase or redemption the Company will have Unrestricted Cash (net of all indebtedness for borrowed money, purchase money obligations, promissory notes or bonds) equal to at least two times the product obtained by multiplying the number of shares of Series B Preferred Stock outstanding at the time such dividend is paid by the Liquidation Preference; or (B) any class or series of now or hereafter authorized capital stock of the Company that ranks junior to (upon a Liquidation Event) the Series B Preferred Stock.

          Section 6. Cancellation of Shares. Any shares of Series B Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $0.01 per share, of the Company and, upon the filing of an appropriate certificate of designation with the Secretary of State of the State of Delaware, may be reissued as part of another class or series of preferred stock, par value $0.01 per share, of the Company, including, without limitation, Series B Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein.

          Section 7. No Other Rights. Except as expressly set forth in this Certificate of Designation of Series B Preferred Stock or as required by law, the holders of the Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights.

          Section 8. Notices.

                    (a) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of the Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than the Company’s regular quarterly dividend), or (ii) any Liquidation Event, the Company shall mail to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series B Preferred Stock) a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution and (y) the date on which any such Liquidation Event is expected to become effective.

                    (b) General. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile, on the next Business Day, (iii) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          Section 9. Definitions, Etc. The definitions in this Section 9 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires: (x) all references to Sections, paragraphs, subparagraphs and clauses are to Sections, paragraphs, subparagraphs and clauses in this Certificate of Designation; and (y) the terms “herein,” hereof,” “hereto” and “hereunder” and words of similar import refer to this Certificate of Designation. For the purposes of this Certificate of Designation of Series B Preferred Stock, the following terms shall have the meanings indicated:

                    (a) “Acquisition” is defined in Section 9(e)(i).

                    (b) “Asset Sale” is defined in Section 9(e)(ii).

                    (c) “Board of Directors” means the Company’s board of directors or any committee thereof.

                    (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or required by law to be closed.

                    (e) “Change of Control” of the Company means such time as:

          (i) (A) the Company shall consummate a merger, consolidation or similar transaction approved by the Board of Directors in which a Person or group (as such term is defined in Rule 13d-5 under the Exchange Act) of Persons become the beneficial owners (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the outstanding shares of Common Stock or (B) there shall occur the consummation of a tender offer for, or other acquisition of, Common Stock approved by the Board of Directors in which a Person or group of Persons become the beneficial owners (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the outstanding shares of Common Stock (each transaction referred to in clauses (A) and (B), an “Acquisition”); or

(ii) the direct or indirect sale, lease or other disposition of all or substantially all of the Company’s assets (each an “Asset Sale”).

                    (f) “Common Stock” means the Company’s common stock, par value $0.01 per share.

                    (g) “Conversion Price” means $14.26, subject to adjustment as provided in Section 4.

                    (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                    (i) “Investor Rights Agreement” means the Investor Rights Agreement dated as of the date the Series B Preferred Stock is first issued among the Company and the Original Investors, as it may be amended, restated, modified or supplemented from time to time.

                    (j) “Liquidation Event” means the liquidation, dissolution or winding-up of the Company. A Change of Control shall also be a Liquidation Event.

                    (k) “Liquidation Preference” with respect to a share of Series B Preferred Stock means the Original Series B Issue Price plus all declared but unpaid dividends thereon, as such may be adjusted for stock splits, combinations and the like of the Series B Preferred Stock.

                    (l) “Mandatory Conversion Event” means such time as (i) after the closing price per share of Common Stock sold on the Nasdaq Stock Market shall have been equal to or greater than 200% of the Conversion Price for a period of 90 consecutive trading days; and (ii) subsequent to the exercise by the holders of the Series B Preferred Stock of their demand registration rights granted under the Investor Rights Agreement, the registration statement covering the underlying Common Stock becomes effective and thereafter (x) the holders of the Series B Preferred Stock will not be restricted from selling their shares of Common Stock received upon conversion of their shares of Series B Preferred Stock or (y) all such shares of Common Stock received upon conversion of shares of Series B Preferred Stock will be saleable under Rule 144(k) promulgated under the Securities Act.

                    (m) “Mandatory Conversion Date” means the date on which a Mandatory Conversion Event first occurs.

                    (n) “Optional Conversion Date” is defined in Section 4.5.

                    (o) “Optional Conversion Demand” is defined in Section 4.5.

                    (p) “Original Investors” means TCV VI, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership.

                    (q) “Original Series B Issue Price” with respect to a share of Series B Preferred Stock means $10,000.

                    (r) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

                    (s) “Public Offering” is defined in Section 4.5(b).

                    (t) “Securities Act” means the Securities Act of 1933, as amended.

                    (u) “Series B Designee” is defined in Section 5(b).

                    (v) “Series B Preferred Stock” is defined in Section 1.

                    (w) “Transaction” means any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company’s assets, liquidation, recapitalization or reorganization) in which previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company (other than by subdivision of its outstanding shares of Common Stock by reason of which an adjustment to the Conversion Price is made under Section 4.2) or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing.

                    (x) “Unrestricted Cash” means cash and cash equivalents whose use is not expressly prohibited by the terms of any contract to which the Company or any of its subsidiaries is a party.

[The next page is the signature page]

          The Company has caused this Certificate of Designation to be duly executed as of the 15th day of November, 2007.

THESTREET.COM, INC.

By:	/s/	Thomas J. Clarke, Jr.

	Name:	Thomas J. Clarke, Jr.
	Title:	Chairman of the Board
and Chief Executive Officer

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